Exhibit 99.1

KKR to Acquire Prisma Capital Partners

NEW YORK--(BUSINESS WIRE)--June 18, 2012--KKR & Co. L.P. (NYSE: KKR), a leading global investment firm, today announced an agreement to acquire Prisma Capital Partners LP (“Prisma”), a leading provider of customized hedge fund solutions. The transaction is expected to close in the fourth quarter 2012, and financial terms were not disclosed.

Prisma was founded in 2004 by former Goldman Sachs partners Girish Reddy, Thomas Healey and Gavyn Davies, and is focused on maximizing returns by investing in the industry’s most talented professionals. Prisma is known for identifying specialist hedge fund managers with exceptional track records and creating custom portfolios for clients. As of April 1, 2012 Prisma had $7.8 billion in assets under management, with more than 90% belonging to institutional investors.

The Prisma team will become part of KKR’s Public Markets segment. Co-founder and CEO Girish Reddy will run KKR’s global hedge fund of funds effort, working with KKR executives around the world to provide broader investment solutions to clients. Prisma Co-founders Thomas Healey and Gavyn Davies will become Senior Advisors to KKR. As part of the agreement, all cash proceeds received by management at closing will be reinvested in Prisma funds.

“Prisma has a superb track record of investing, consistently performing in the top quartile and we have come to know the management team well over the last two years,” said Henry Kravis, Co-Founder and Co-CEO of KKR. “Many institutional investors are seeking more liquid alternative investment products, and we believe customized hedge fund solutions play a key role in meeting that need. This makes Prisma a good fit for KKR and we’re pleased to welcome the team.”

George Roberts, Co-Founder and Co-CEO of KKR, added, “The Prisma platform remains one of the strongest in the industry, with an investment team that has an average of 24 years of experience and no professional turnover in the last five years. This team has generated strong investment results through a deep understanding of the managers they invest in and an intense focus on risk management. The business also has never “gated” its clients, has consistently added clients and doubled its assets under management over the past 2 1/2 years.”

“We’re excited to add KKR’s global view and industry expertise to our already strong capabilities,” said Girish Reddy. “We decided to join KKR because we felt it would give us a unique advantage. Our job is to generate strong returns for clients, and we believe KKR’s knowledge, talent and global footprint will help us continue to make sound decisions and identify new opportunities for our investors.”

As part of the transaction, AEGON will sell its minority stake in the firm but remains a significant investor in Prisma’s funds.

“AEGON has been instrumental in helping build our business and we look forward to continuing our deep and long-standing partnership with them as a client in the future,” Reddy continued.

Upon the closing of the transaction, Prisma’s investment team will remain intact and core investment operations and processes will remain the same. Prisma will continue to operate under the Prisma brand.

Goldman, Sachs & Co. served as exclusive financial advisor to Prisma and AEGON in connection with the transaction. Schulte Roth & Zabel LLP served as legal counsel to Prisma and AEGON. Simpson Thacher & Bartlett LLP acted as lead legal counsel to KKR.

About Prisma

Prisma is a Registered Investment Adviser with the U.S. Securities and Exchange Commission. Prisma Capital Management International LLP, its London based affiliate, is authorized and regulated by the Financial Services Authority in the United Kingdom.

Prisma’s team offers expertise across multiple disciplines such as portfolio management, risk, and operations and infrastructure. The company has approximately 58 employees and offices in Manhattan, London and Kentucky.

About KKR

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $62.3 billion in assets under management as of March 31, 2012. With offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with investors through its client relationships and capital markets platform. KKR is publicly traded on the New York Stock Exchange (NYSE: KKR). For additional information, please visit KKR's website at www.kkr.com.

CONTACT:

KKR
Kristi Huller, 212-230-9722
Kristi.Huller@kkr.com